Filed Pursuant to Rule 433
Registration No. 333-236595
August 24, 2020
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated August 24, 2020)

Issuer:	Alabama Power Company
Security:	Series 2020A 1.45% Senior Notes due September 15, 2030
Expected Ratings:*	A1(Stable)/A(Negative)/A+(Negative) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$600,000,000
Initial Public Offering Price:	99.544%
Maturity Date:	September 15, 2030
Benchmark Treasury:	0.625% due August 15, 2030
Benchmark Treasury Yield:	0.649%
Spread to Treasury:	+85 basis points
Re-offer Yield:	1.499%
Optional Redemption:
Make-Whole Call:	Prior to June 15, 2030 at T+15 basis points
Par Call:	On or after June 15, 2030 at 100%
Coupon:	1.45%
Interest Payment Dates:	March 15 and September 15 of each year, beginning March 15, 2021
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 FU7/US010392FU79
Trade Date:	August 24, 2020
Expected Settlement Date:	August 27, 2020 (T+3)
Joint Book-Running Managers:	Barclays Capital Inc. Mizuho Securities USA LLC PNC Capital Markets LLC Scotia Capital (USA) Inc.
Co-Managers:
BBVA Securities Inc.
Regions Securities LLC
Synovus Securities, Inc.
TD Securities (USA) LLC
C.L. King & Associates, Inc.
Drexel Hamilton, LLC
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714, Barclays Capital Inc. toll free at 1-888-603-5847, Mizuho Securities USA LLC toll free at 1-866-271-7403, PNC Capital Markets LLC toll free at 1-855-881-0697 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.